Exhibit 4.11

SIXTH AMENDING AGREEMENT dated as of December 23, 2010 to the Credit Agreement dated as of February 7, 2003, entered into in Toronto, Ontario, as amended by a First Amending Agreement dated as of December 2, 2003, a Second Amending Agreement dated as of October 12, 2004, a Third Amending Agreement dated as of January 17, 2006, a Fourth Amending Agreement dated as of April 27, 2006, a Fifth Amending Agreement dated as of October 31, 2007

AMONG:	SUN MEDIA CORPORATION, a corporation continued and existing under the laws of British Columbia, Canada, having its chief executive office at 333 King Street East, in the City of Toronto, Province of Ontario (hereinafter called the “Borrower”)

PARTY OF THE FIRST PART

AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF OR FROM TIME TO TIME PARTIES TO THE CREDIT AGREEMENT (the “Lenders”)

PARTIES OF THE SECOND PART

AND:	BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT FOR THE LENDERS, a duly constituted bank, having a place of business at 1455 Market Street, 5th floor, in the City of San Francisco, California, 94103, and at 200 Front Street West, Suite 2700, Toronto, Ontario, M5V 3L2 (hereinafter called the “Administrative Agent”)

PARTY OF THE THIRD PART

WHEREAS the parties hereto are parties to a Credit Agreement dated as of February 7, 2003, as amended by a First Amending Agreement dated as of December 2, 2003, a Second Amending Agreement dated as of October 12, 2004, a Third Amending Agreement dated as of January 17, 2006, a Fourth Amending Agreement dated as of April 27, 2006 and a Fifth Amending Agreement dated as of October 31, 2007 (collectively, the “Credit Agreement”);

WHEREAS by letter dated December 1, 2010 (the “6th Amendment Request”), the Borrower has requested (1) the Lenders’ consent to the transactions set out in Section 1 of the 6th Amendment Request, being, inter alia, the transfer by 3535991 Canada Inc. of the shares of Osprey Media Publishing Inc. (“Osprey”) to the Borrower in exchange for shares of the Borrower and an amount in cash of up to $45,000,000, and (2) certain amendments to the Credit Agreement in connection with its acquisition of the assets of Osprey, including the shares of 1576626 Ontario Inc. (“1576626”), a wholly-owned subsidiary of Osprey in order to, inter alia permit the Borrower to (i)

refrain from providing mortgages over the real property it will acquire from Osprey, directly or indirectly through the acquisition of the shares of 1576626, and (ii) Dispose of Osprey’s real property and tangible personal property at arm’s length and for fair market value, without being obliged to use the Net Proceeds of same to make Mandatory Prepayments under the Credit Agreement;

WHEREAS each of the Facility A Lenders and the Term Facility C Lenders have agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 12.01 of the Credit Agreement, as evidenced by the signature of each Lender on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.	INTERPRETATION

1. This Sixth Amending Agreement is declared to be supplemental to the Credit Agreement and is to form part thereof and shall have the same effect as though incorporated therein. The words and expressions starting by an upper case letter used herein, unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, have the same meaning as that ascribed to them in the Credit Agreement and all of the provisions of the Credit Agreement, except only insofar as they may be inconsistent with the express provisions hereof, shall apply to and shall have effect in connection with this Sixth Amending Agreement.

2. Except as otherwise expressly amended hereby, the Credit Agreement remains unamended and in full force and effect. The amendments set forth herein shall not constitute novation of the obligations of the parties to the Credit Agreement and the other Credit Documents.

3. The preamble of this Sixth Amending Agreement shall form an integral part hereof as if recited at length herein.

4. The division of this Sixth Amending Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles are only meant to be for reference and do not affect the meaning or the interpretation of this Sixth Amending Agreement.

5. This Sixth Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

6. This Sixth Amending Agreement and the interpretation and enforcement thereof shall be governed by and construed in accordance with the laws of the Province of Ontario.

7. This Sixth Amending Agreement shall become effective as of December 23, 2010.

II.	AMENDMENTS

1. The following definitions are inserted in the appropriate alphabetical order in section 1.01 of the Credit Agreement:

“1576626” means 1576626 Ontario Inc.”

“Osprey” means Osprey Media Publishing Inc.”

“Osprey Tangible Assets” means the real property and tangible personal property (expressly excluding goodwill, accounts receivable and all other intangibles) of Osprey and of 1576626.”.

2. Section 8.02(d) is amended by adding a reference to the Osprey Tangible Assets in the Dispositions permitted by clause (iv) thereof. Consequently, Section 8.02(d) now provides as follows:

“(d) Disposal of Assets Generally. Dispose of, or permit any of the Guarantors to Dispose of, any Assets to any Person, other than, (i) any disposition of Assets between the Loan Parties; (ii) pursuant to a transaction consummated in accordance with Section 8.02(c); (iii) Dispositions of inventory and other Assets in the ordinary course of business; (iv) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, the Disposition of the Florida Sun or any of the Osprey Tangible Assets at arm’s length and at fair market value; (v) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, any other bona fide Dispositions at fair market value, provided the proceeds thereof are dealt with in accordance with Section 2.05(2) hereof to the extent applicable, and in any event limited to an aggregate maximum amount during the Term of Facility A, Term Facility B or Term Facility C, whichever expires last, together with all sale and leaseback transactions referred to in clause (vii) below, of $50,000,000 (provided that for greater certainty, the aforesaid limit of $50,000,000 shall not apply in respect of proceeds of any Disposition that are reinvested in accordance with Section 2.05(2) hereof); (vi) Dispositions of Assets which are obsolete, worn out, surplus, damaged or of no material economic value in the Business; (vii) sale and leaseback transactions, subject to the limitations in clause (v) above, and (viii) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, bona fide exchanges of similar Assets at fair market value.”.

3. Schedule 5 is amended in order to provide that on the date Osprey becomes a Subsidiary of the Borrower (a) Osprey is not required to provide Security on any of its property provided that it is liquidated into the Borrower within 15 days from the date it becomes a Subsidiary of the Borrower, and (b) neither the Borrower nor 1576626 is required to provide Security on the real property comprised within the Osprey Tangible Assets, provided that the Borrower provides a pledge of the shares of 1576626 to the Administrative Agent in accordance with the provisions of the Credit Agreement, and that such pledge and the Security on all of the property of Osprey (having been transferred to the Borrower) and 1576626 (including the Osprey Tangible Assets other than real property) becomes effective within such 15-day period. Schedule 5 is consequently deleted and replaced by the Schedule 5 attached hereto.

4. Schedule 7 is replaced by the attached Schedule 7. 1576626 shall be listed on Schedule 7 once it becomes a Guarantor.

III.	CONSENT TO TRANSACTIONS

The Lenders hereby consent to the Transactions as described in Section 1 of the 6th Amendment Request.

IV.	MISCELLANEOUS

1. The Borrower hereby represents and warrants to each Lender that no Default has occurred which is continuing, no Event of Default has occurred which has not been waived and that it is in compliance with the financial covenants set forth in section 8.03 of the Credit Agreement.

2. The Borrower shall pay upon demand all reasonable professional fees and out-of-pocket disbursements incurred from time to time by the Administrative Agent in connection with the negotiation, preparation and delivery of this Sixth Amending Agreement and all other documents accessory hereto as well as any amendments to be made to any of the foregoing at any time and from time to time.

3. This Sixth Amending Agreement replaces and supersedes all other verbal or written agreements among the Administrative Agent, the Lenders or anyone thereof and the Borrower relating to the amendments to the Credit Agreement contemplated herein or any other issues accessory to the transactions contemplated by this Sixth Amending Agreement.

4. The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

SUN MEDIA CORPORATION		BANK OF AMERICA, N.A., as Administrative Agent

Per:	(signed)	Per:	(signed)
	Authorized Signing Officer		Authorized Signing Officer

Per:	(signed)
Authorized Signing Officer

SUN MEDIA CORPORATION SIXTH AMENDING AGREEMENT

LENDER SIGNATURE PAGE

[Lender Name]		[Facility A or C]

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

SCHEDULE 5

SECURITY AND SECURITY DOCUMENTS

1.	Unconditional joint and several (solidary) guarantees (and, after the occurrence of a Default which is continuing or an Event of Default, a postponement of claims), by each of the Guarantors in favour of the Administrative Agent on behalf of the Lenders, of the obligations of the Borrower under the Credit Documents;

2.	A first-ranking (subject only to Permitted Liens) pledge of all of the shares of each direct and indirect subsidiary of the Borrower, including a pledge of partnership and other similar ownership interests where applicable;

3.	First-ranking security (subject only to Permitted Liens) in favour of the Administrative Agent on behalf of the Lenders, by way of a hypothec on the universality of all of the movable and immovable property of the Borrower and each of the Guarantors which property is or is deemed to be located in the Province of Quebec (and/or, at the option of the Agent, by way of a hypothec securing debentures (“Debentures”) granted in favour of the Administrative Agent or a collateral agent designated by the Administrative Agent as the holder of a power of attorney (“fondé de pouvoir”) of the Lenders within the meaning of Article 2692 of the Civil Code of Quebec, as contemplated by Section 10.10 of the Credit Agreement);

4.	First-ranking (subject only to Permitted Liens) General Security Agreements and mortgages charging all of the property and assets, personal (movable) and real (immovable) of the Borrower and the Guarantors, which property is located anywhere in Canada (outside of Quebec) or in the USA (and/or, at the option of the Administrative Agent, by way of a debenture or other instrument creating the same Liens);

5.	To the extent not already created in virtue of the Security conferred under the previous paragraphs of this schedule, first-ranking assignment by the Borrower and the Guarantors (other than such of same as are domiciled in Quebec) by way of collateral security, of the contracts governing or evidencing intellectual property rights (subject to Permitted Liens, and to the extent not prohibited by the terms of the agreements governing such rights) in favour of the Administrative Agent on behalf of the Lenders;

6.

By way of collateral security, to the extent permitted by applicable Laws and to the extent not already created in virtue of the Security conferred under the previous paragraphs of this schedule, a transfer and assignment to the Administrative Agent (and/or the fondé de pouvoir) on behalf of the Lenders, as its interest may appear, of all of the right, title and interest of the Borrower and the Guarantors in and to all indemnities, proceeds, benefits and advantages arising under any insurance policy or contract protecting the Borrower and the Guarantors and their personal (movable) property and activities against any form of loss, including business interruption and third party liability, and cause the Administrative Agent (and/or the fondé de pouvoir) on behalf of the Lenders to be named in all such policies as a named insured as its interest may appear, and delivery to the

Administrative Agent of certificates of insurance in form and substance satisfactory to the Administrative Agent;

provided that no security shall be granted over (i) the Assets of Toronto Sun International, Inc., T.S. Printing Inc. and Florida Sun Publications, Inc., if the Assets in question or the shares of each of them are sold in accordance with the provisions of Section 8.02(d) of the Credit Agreement within 60 days from the Closing Date, or (ii) the shares or Assets of Le Courrier du Sud (1998) Inc. during such time as a Person who is not an Affiliate of the Borrower holds shares in such company, or (iii) the shares/partnership units of any Person who is not a wholly-owned direct or indirect subsidiary of the Borrower for so long as there is a prohibition against such security under any applicable partnership or shareholders’ agreement, or (iv) any of Osprey’s property, provided that it is liquidated into the Borrower within 15 days from the date it becomes a Subsidiary of the Borrower, that the Borrower provides a pledge of the shares of 1576626 and that the Security on all of the property of Osprey (having been transferred to the Borrower) and 1576626 (other than real property) becomes effective within such 15-day period, or (v) the real property comprised within the Osprey Tangible Assets, whether owned by 1576626 or by the Borrower.

In the event that the ability of any Guarantor to guarantee the obligations of the Borrower under the Credit Agreement is restricted under applicable Law, its Guarantee shall be structured in a manner to be determined by the Agent, acting reasonably and in accordance with applicable Law.

SCHEDULE 7

GUARANTORS

None.